Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 6, 2019, relating to the financial statements of Perspecta Inc. (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the allocations inherent in the preparation of the consolidated combined financial statements), appearing in the Annual Report on Form 10-K of Perspecta Inc. for the year ended March 31, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 6, 2019